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                   [Letterhead of Simpson Thacher & Bartlett]







                                                              September 3, 1998


Cluett American Corp.
48 West 38th Street
New York, New York  10018

Dear Sirs:

     We have acted as counsel to Cluett American Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 filed (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to (i) up to $112,000,000 in aggregate principal amount of 10 1/8% Series B Senior Subordinated Notes Due 2008 of the Company (the "Notes") to be issued in exchange for the $112,000,000 aggregate principal amount of the Company's outstanding 10 1/8% Senior Subordinated Notes Due 2008 (the "Old Notes"), (ii) guarantees of the Notes (the "Guarantees") by certain subsidiaries of the Company named in the Note Indenture (as defined below) (the "Guarantors"), (iii) up to 500,000 shares of 12 1/2% Series B Senior Exchangeable Preferred Stock, par value $.01 per share and liquidation value $100 per share, of the Company (the "Preferred Stock") to be issued in exchange for the Company's 12 1/2% Senior Exchangeable Preferred Stock (the "Old Preferred Stock"), and (iv) the Company's 12 1/2% Subordinated Exchange Debentures Due 2010 (the "Debentures") issuable, at the Company's option, in exchange for the Preferred Stock, all as described in the Registration Statement.



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Cluett American Corp.                  2                      September 3, 1998


     The Notes and related Guarantees will be issued under the Indenture dated as of May 18, 1998 (the "Note Indenture") among the Company, the Guarantors and The Bank of New York, as Trustee (the "Note Trustee"), which has been filed as an exhibit to the Registration Statement. The Preferred Stock will be issued pursuant to the provisions of the Restated Certificate of Incorporation of the Company, and the certificate of designations for the Preferred Stock (the "Certificate of Designations"), which has been filed as an exhibit to the Registration Statement. The Debentures, if and when issued, will be issued under an indenture (the "Debenture Indenture") to be entered into between the Company and a trustee (the "Debenture Trustee"), a form of which has been filed as an exhibit to the Registration Statement.

     We have examined the Registration Statement and the form of the Notes and the Guarantees included in the Indenture and the form of Debenture included in the Debenture Indenture. In addition, we have examined, and have relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, on such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as



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Cluett American Corp.                  3                      September 3, 1998


certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. The Notes have been duly authorized by the Company and, upon due issuance and execution thereof by the Company, due authentication thereof by the Note Trustee and delivery of the Notes in exchange for the Old Notes in accordance with the terms of the prospectus included in the Registration Statement (the "Prospectus"), will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         2. The Guarantees have been duly authorized by the Guarantors and, upon due issuance and execution thereof by the Guarantors, due authentication of the Notes by the Note Trustee and delivery of the Notes in exchange for the Old Notes in accordance with the terms of the Prospectus, will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

         3. The Preferred Stock has been duly authorized and, upon delivery of the Preferred Stock in exchange for the Old Preferred Stock in accordance with the terms of the Prospectus, will be validly issued, fully paid and nonassessable.

         4. The Debentures have been duly authorized and, upon due execution and delivery of the Debenture Indenture by the Company and the Debenture Trustee and due issuance and execution of the Debentures by the Company, due


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Cluett American Corp.                  4                      September 3, 1998


    authentication by the Debenture Trustee of the Debentures and delivery of the Debentures against receipt of shares of Preferred Stock surrendered in exchange therefor in accordance with the terms of the Debentures Indenture and the Certificate of Designations, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

    Our opinions set forth in paragraphs 1, 2 and 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

                               Very truly yours,

                               SIMPSON THACHER & BARTLETT